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CELERITEK, INC.

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DONALD COX JOINS CELERITEK BOARD OF DIRECTORS

For Further Information:
Peggy Smith	Barrett Godsey
Celeritek	Joele Frank, Wilkinson Brimmer Katcher
(408) 986-5060	(212) 355-4449

For Immediate Release

SANTA CLARA, Calif., March 17, 2003 – Celeritek, Inc. (Nasdaq: CLTK), a manufacturer of GaAs semiconductor components for the wireless communications market and GaAs-based subsystems for the defense market, today announced that Dr. Donald C. Cox, Harald Trap Friis Professor of Engineering and Professor of Electrical Engineering at Stanford University, has joined Celeritek’s Board of Directors effective Friday, March 14, 2003. The Celeritek Board of Directors voted unanimously to add Dr. Cox to the Board, expanding Board membership from five to six. Five members of the Celeritek Board are independent.

“We at Celeritek are committed to sound corporate governance principles and are extremely pleased to welcome Don as our fifth independent director of Celeritek’s Board”, said Tamer Husseini, Chairman, President and Chief Executive Officer of Celeritek. “Don’s extensive industrial experience and expertise in wireless technology will prove to be a valuable asset to Celeritek as we aggressively work to broaden our customer base and move forward with programs that will provide revenue.”

Dr. Cox said, “I am very pleased to join the Celeritek Board and look forward to working with other members and the management team to create value for our shareholders.”

A member of the Stanford faculty since 1993, Dr. Cox was the Executive Director and Division Manager of Radio Research at Bellcore from 1984 to 1993. Prior to serving as the Department Head, Supervisor, and Member of Technical Staff at Bell Laboratories from 1968 to 1983, he was a Research and Development Officer in the United States Air Force. Dr. Cox was a Director of the Stanford Center for Telecommunications; a member of the Board of Directors of TCI (Technology for Communications International), a public company, from 1995 until it was sold in 2001; and also served on the Systems Review Board of Sirius Satellite Radio; and on the Technical Advisory Board of Adaptive Broadband. He has received numerous awards for his work in wireless technology. Dr. Cox has a B.S. and M.S. from the University of Nebraska, as well as a Ph.D. from Stanford University. He received an Honorary Doctorate of Science from the University of Nebraska in 1983.

About Celeritek

Celeritek designs and manufactures GaAs semiconductor components and GaAs- based subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Its GaAs semiconductor components and subsystems are designed to facilitate broadband voice and data transmission in mobile handsets and wireless communications infrastructures. Its GaAs semiconductor components primarily consist of transmit solutions, including power amplifiers for cellular and PCS handsets. These products are focused on the high growth CDMA and emerging WCDMA wireless market. Celeritek provides its GaAs-based subsystems to leading companies in the defense industry.

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Additional Information

Certain shareholders of Celeritek have notified the company that they are calling a special meeting of shareholders to consider and vote on a proposal to remove the current members of the Celeritek board of directors and replace them with shareholder nominees. Celeritek does not believe that these shareholders have properly called a special meeting under applicable law or the company’s bylaws. In the event that these shareholders properly call a special meeting, however, Celeritek may file a proxy statement with the Securities and Exchange Commission relating to the solicitation of proxies for the special meeting for the purpose of re-nominating and electing its current directors at the special meeting. Celeritek shareholders are urged to read the proxy statement, if and when it becomes available, because it will contain important information. Celeritek shareholders will be able to obtain a copy of the proxy statement, and any other relevant documents, for free at the Securities and Exchange Commission’s web site located at www.sec.gov. Celeritek shareholders also will be able to obtain a free copy of the proxy statement, and other relevant documents, by contacting Celeritek Investor Relations. If a special meeting of Celeritek shareholders is properly called and Celeritek solicits proxies for the special meeting, all of the Celeritek directors will be deemed to be participants in Celeritek’s solicitation of proxies, and certain of the executive officers of Celeritek may be deemed to be participants in Celeritek’s solicitation of proxies. A description of the direct and indirect interests, by security holdings or otherwise, of these participants in Celeritek’s solicitation of proxies will be set forth in the proxy statement filed by Celeritek with the Securities and Exchange Commission in connection with the special meeting.